Exhibit 10.2

Dated 26th May 2006

(1) TALISMAN EXPRO LIMITED

(2) PALADIN RESOURCES (MONTROSE) LIMITED

HIVE-OUT AGREEMENT
in respect of interests in Tunisia

CMS Cameron McKenna LLP

Mitre House
North Silver Street
Aberdeen AB10 1RJ

T +44(0)1224 622002

F +44(0)1224 622066

Ref: NW/SMLR/0Z6417.00139

Table of Contents

1.	Definitions and interpretation

2.	Sale and Purchase of the Interests

3.	Consideration

4.	Completion

5.	Post Completion

6.	Indemnities

7.	No Warranty

8.	Confidentiality and Announcements

9.	Costs and Expenses

10.	Further Assurance

11.	Variation

12.	Severance

13.	Assignment

14.	General

15.	Rights of Third Parties

16.	Governing law

Schedule 1 Interests – Part 1

Schedule 2 Working Capital

THIS AGREEMENT is made the 26th day of May 2006

BETWEEN

(1)	TALISMAN EXPRO LIMITED, a company incorporated in England and Wales (registered number 3518803) whose registered office is at 20-22 Bedford Row, London WC1R 4JS (the “Seller”); and

(2)	PALADIN RESOURCES (MONTROSE) LIMITED, a company incorporated in England and Wales (registered number 05247439) whose registered office is 20-22 Bedford Row, London WC1R 4JS (the “Purchaser”).

WHEREAS the Seller wishes to sell and the Purchaser wishes to buy the Interests on the terms and conditions set out herein.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

Definitions

1.1	In this Agreement the following expressions shall, except where the context otherwise requires, have the following respective meanings:

“Accruals Basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

“Affiliate” means in relation to a Party, any company or legal entity that controls or is controlled by, or which is controlled by an entity which controls, such Party, where “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights in a company or other legal entity, the right to appoint the majority of the board of directors (or equivalent body) of a company or legal entity or the contractual right to exercise a controlling influence over a company or other legal entity;

“Agreement” means this agreement including the recital and the Schedules attached hereto;

“Assignment Documents” means the assignment and novation agreements in respect of the Interests Documents together with any other documents the Seller (acting reasonably) considers necessary to effect the assignment and transfer of the Interests to the Purchaser (or to such Affiliate of the Purchaser as the Purchaser may direct) and to release the Seller and its Affiliates from contractual liability to the Relevant Third Parties and any other third parties with respect to the Interests, and shall include any documents the Seller (acting reasonably) considers necessary to effect the transfer of operatorship to the Purchaser or one of its Affiliates;

“Backstop Date” has the meaning given in Clause 2.3;

“Benefits” means income, receipts, rebates, credits and other benefits of whatsoever nature and howsoever arising;

“Business Day” means a day (other than a Saturday, a Sunday or a legal bank or public holiday) on which clearing banks are or, as the context may require, were generally open for business in England;

“Completion” means the completion of the sale and purchase of the Interests in accordance with the provisions of this Agreement;

“Completion Date” means the date on which Completion takes place;

“Conditions Precedent” means the conditions precedent to Completion set out in Clause 2.2;

“Confidential Information” has the meaning given in Clause 8.1;

“Consideration” has the meaning given in Clause 3.1;

“Data” means all data in the possession of the Seller relating directly to the Interests and forming part of the property jointly owned by the Seller and the other parties to the JOAs including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analyses in whatever form the same are maintained, but excluding internal memoranda, reports, interpretations and documents created for the Seller’s (or its Affiliates’) own use and Traded Data;

“Decommissioning Liabilities” means any Obligations incurred in relation to abandonment and/or decommissioning and/or removing and making safe all property (whether or not in existence as at the date of this Agreement) related to the Interests (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and drill cuttings) whether such Obligations are incurred under or pursuant to any of the Interests Documents or under statutory, common law or other obligation (whether or not in existence as at the date of this Agreement) and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

“Environment” means all or any of the following, alone or in combination: the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed and land under water) and any ecological systems and living organisms supported by those media including man;

“Environmental Law” means all Tunisian acts and laws, international treaties, national, federal, provincial, state or local statutes, the common law, and any codes of law (having legal effect), in any relevant jurisdiction concerning:

(a)	harm or damage to or protection of the Environment and/or the provision of remedies in respect of or compensation for harm or damage to the Environment; and/or

(b)	emissions, discharges, releases or escapes into or the presence in the Environment of Hazardous Substances or the production, processing, management, treatment, storage, transport, handling or disposal of Hazardous Substances or the disposal or abandonment of any fixed or floating offshore installation; and/or

(c) worker or public health and safety,

and any bylaws, regulations or subordinate legislation, judgements, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice from time to time issued or made thereunder;

“Environmental Liabilities” means any Obligations in respect of the Interests under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and drill cuttings) from and for reinstating any area of land, foreshore or seabed, wherever situated, whether such Obligations are incurred under or pursuant to any of the Interests Documents or under any Environmental Law or other obligation and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

“Field” means a hydrocarbon accumulation which forms part of the Interests as referred to in Schedule 1;

“Field Facilities” means the hydrocarbon production, processing and transportation facilities and the interconnecting pipelines used in relation to the Field and wholly owned by the Field Group;

“Field Group” means the parties to a JOA;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substances (whether in the form of a solid, liquid, gas or vapour, and whether alone or in combination) which are capable of causing harm or damage to the Environment;

“Indemnified Party” has the meaning given in Clause 6.6.1;

“Indemnifying Party” has the meaning given in Clause 6.6.1;

“Interests” means

(a)	the Seller’s undivided legal and beneficial interest in each Licence;

(b)	the Seller’s entire interest in and under the JOA in relation to each Licence;

(c)	the Seller’s entire interest in the Field Facilities;

(d)	the Seller’s entire interest in the Data; and

(e)	all other assets of the Seller in the state of Tunisia or the continental shelf pertaining thereto,

together in each case with all rights and obligations attaching thereto and including but not limited to (i) the right to take and receive a consequent share of all petroleum and gas produced under the Licences on and after the Completion Date and to receive the gross proceeds from the sale or other disposition thereof; (ii) a consequent share of the Seller’s right, title and interest in and to jointly-owned funds, jointly owned property and all other assets which are or may be owned pursuant to or under any of the Interests Documents; and (iii) all rights, liabilities and obligations associated with such interest under the Interests Documents;

“Interests Documents” means those documents listed as such in Schedule 1 which relate to each part of the Interests;

“JOA” means the operating agreement currently in force in respect of operations pursuant to a Licence and identified as such in Schedule 1;

“Licence” means each or any of the licences, permits and concessions of which details are set out in Schedule 1;

“Licence Operator” means the entity appointed operator pursuant to a JOA and in the case of each Licence the current Licence Operator is identified in the relevant Part of Schedule 1;

“Obligations” means costs, charges, expenses, liabilities and obligations of whatsoever nature and howsoever arising;

“Party” or “Parties” means a party or parties to this Agreement;

“Pipeline Operator” means the entity appointed operator in relation to a Pipeline System, as identified in Schedule 1;

“Pipeline System” means a pipeline system through which production from a Field or Fields is transported and which is identified and described in Schedule 1;

“Pounds Sterling” or “£” means the lawful currency for the time being of the United Kingdom;

“Relevant Third Parties” means the parties (other than the Seller and the Purchaser) to any or all of the Interests Documents;

“Securities and Exchange Commission” means the Securities and Exchange Commission of the United States of America;

“Third Party” has the meaning given in Clause 6.6.1;

“Third Party Claim” has the meaning given in Clause 6.6.1;

“Traded Data” means, with respect to an area comprised within the Interests, data which relates to an area outside such area and which has been acquired by trade, purchase or otherwise by and on behalf of the Seller (either alone or in conjunction with third parties) from a third party or parties, and/or data which relates to such an area and has been acquired as aforesaid which in both cases cannot be provided to the Purchaser because such transfer is prohibited by the agreement under which it was acquired;

“VAT” or “Value Added Tax” means value added tax as charged under the Value Added Tax Act 1994 or such equivalent tax in Tunisia; and

“Working Capital Adjustment” means the adjustment described in Clause 3.2.

Interpretation

1.2	All references to Clauses and Schedules (and Parts thereof) are, unless otherwise expressly stated, references to clauses of and schedules (and parts thereof) to this Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4	Unless the context otherwise requires in this Agreement the singular shall include the plural and vice versa.

1.5	References in this Agreement to any statute, statutory provision or other legislation include a reference to that statute, statutory provision or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or legislation.

1.6	Unless the context otherwise requires references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships and shall include such person’s successors and permitted assigns.

1.7	Unless the context otherwise requires, references to documents and agreements shall be construed as references to those documents or agreements as may have been amended, supplemented and/or novated from time to time.

1.8	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.9	References in this Agreement to the words “include”, “including” and “other” shall be construed without limitation.

2.	Sale and Purchase of the Interests

2.1	Subject to the terms of this Agreement, the Seller hereby agrees to transfer to the Purchaser and the Purchaser hereby agrees to acquire from the Seller the Interests.

2.2	The obligations of the Parties to complete the sale and purchase of the Interests under this Agreement are conditional on fulfilment or waiver, in accordance with the terms of this Agreement, of the following conditions (“Conditions Precedent”):

2.2.1	all necessary written consents, approvals or waivers, as the case may be, by the Relevant Third Parties in relation to the transfer by the Seller to the Purchaser of the Interests being obtained (and to any transfer of operatorship) (including the waiver, non-exercise or expiry of any pre-emption rights), in form and substance reasonably acceptable to the Seller and the Purchaser, and the execution of the Assignment Documents by such Relevant Third Parties (other than the Secretary);

2.2.2	any Tunisian governmental consent required (if any) to the assignment of the Licences (and to any transfer of operatorship) being obtained in form and substance reasonably acceptable to the Seller and the Purchaser; and

2.2.3	such other actions as the Purchaser, acting reasonably, may require to transfer the Interests to it.

2.3	The Parties shall each use all reasonable endeavours to obtain fulfilment of the Conditions Precedent as soon as practicable and in any event by 30 November 2006 (or such later date as the Seller and the Purchaser may agree in writing) (the “Backstop Date”). If the Conditions Precedent are not satisfied or waived on or before the Backstop Date then this Agreement shall automatically terminate without liability to either the Seller or the Purchaser in respect of any such termination, save in respect of any prior breach of this Agreement.

2.4	Waiver of any of the Conditions Precedent set out in Clause 2.2 shall require the mutual written consent of the Seller and the Purchaser.

2.5	Neither the Purchaser nor the Seller shall be obliged to complete the purchase of any of the assets comprising the Interests unless the sale of all of the assets comprising the Interests are completed simultaneously.

3.	Consideration

3.1	The consideration for the transfer of the Interests shall be the payment by the Purchaser to the Seller of a sum determined on the Completion Date by the Seller to be an amount equal to the market value of the Interests at the Completion Date, exclusive of VAT and notified to the Purchaser (the “Consideration”), as adjusted pursuant to Clause 3.2.

3.2	The Working Capital Adjustment in respect of each of the Interests, which if positive, shall increase the Consideration, and if negative, shall reduce the Consideration, shall be the aggregate of the working capital balances calculated in respect of each of the categories listed in Part B of Schedule 2 as at the Completion Date by reference to the statement provided by the Licence Operator and otherwise in accordance with Schedule 2.

3.3	The Seller shall calculate the Working Capital Adjustment at a date prior to Completion and payment of such amount thereof by the Purchaser at Completion shall be in full and final settlement therefor.

4.	Completion

4.1	Completion under this Agreement shall take place at the offices of the Seller at a time agreed by the Parties.

4.2	On the Completion Date all but not part of the following business shall be transacted:

	4.2.1	The Purchaser shall:

pay to the Seller, or pay in accordance with a direction from an Affiliate to an Affiliate, the Consideration as increased or decreased by the Working Capital Adjustment;

deliver to the Seller (to the extent not already delivered prior to Completion) a copy of the releases, consents, approvals, confirmations or waivers, if any, referred to in Clause 2.2 and obtained by or on behalf of the Purchaser;

deliver to the Seller (to the extent not already delivered prior to Completion) a copy, certified as a true copy and in full force and effect by a director or the legal manager of the Purchaser, of (i) a resolution of the board of directors of the Purchaser authorising its entry into the transactions contemplated by this Agreement; and, if relevant, (ii) a Power of Attorney authorising a person or persons to sign this Agreement and the Assignment Documents on behalf of the Purchaser;

execute and deliver those of the Assignment Documents to which it is a signatory; and

perform such other actions and execute such other documents as may be required to transfer the Interests to it.

4.2.2	The Seller shall, after confirmation of receipt of the amounts payable under Clause 4.2.1(a), deliver to the Purchaser (to the extent not already delivered prior to Completion):

the Assignment Documents duly executed by all the Relevant Third Parties other than the Purchaser;

a copy of other releases, consents, approvals, confirmations or waivers, if any, referred to in Clause 2.2 and obtained by or on behalf of the Seller;

a copy, certified as a true copy and in full force and effect by a director or the legal manager of the Seller, of (i) a resolution of the board of directors of the Seller authorising its entry into the transactions contemplated by this Agreement; and, if relevant, (ii) a Power of Attorney authorising a person or persons to sign this Agreement and the Assignment Documents on behalf of the Seller; and

perform such other actions and execute such other documents as the Purchaser may reasonably require, to transfer the Interests to the Purchaser.

4.2.3	Title to the Interests shall pass from the Seller to the Purchaser upon Completion.

5.	Post Completion

5.1	The Seller shall ensure that (to the extent not delivered prior to Completion) the Interests Documents and all Data in the possession or control of the Seller (or copies thereof, if originals are not in the Seller’s possession) are made available for collection by the Purchaser within normal business hours as soon as reasonably practicable after the Completion Date.

6.	Indemnities

6.1	The Purchaser shall be liable for Obligations in respect of the Interests irrespective of when such Obligations are or were incurred and the Purchaser shall be entitled to all Benefits in respect of the Interests irrespective of when such Benefits accrue or accrued.

6.2	Save to the extent that account is taken thereof in the Working Capital Adjustment,

6.2.1	if any Obligations in relation to the Interests are incurred by the Seller after the Completion Date, the Purchaser shall reimburse and indemnify the Seller in respect thereof; and

6.2.2	if any Benefits in relation to the Interests are received by the Seller after the Completion Date, the Seller shall account to and reimburse the Purchaser in respect thereof.

6.3	Notwithstanding any other provision of this Agreement, the Purchaser covenants with the Seller that the Purchaser shall indemnify, defend and hold the Seller and its Affiliates harmless against all and any Environmental Liabilities and/or Decommissioning Liabilities irrespective of when such liabilities are or were incurred, regardless of whosoever is or was a licensee under the relevant Licence or party under the relevant JOA or other relevant Interests Document and irrespective of the negligence or breach of duty (statutory or otherwise) of the Seller or its Affiliates.

6.4	The rights and obligations in this Clause 6 shall not come into effect unless and until Completion takes place.

6.5	Any amount to be paid or reimbursed in accordance with this Clause 6 shall be paid or reimbursed within ten (10) Business Days of receipt thereof (or, in the case of Obligations in relation to the Interests, within ten (10) Business Days of receipt of notification from the Party which has incurred such Obligations) to the Seller’s Account or the Purchaser’s Account (as appropriate).

6.6

6.6.1	Under this Clause 6, if any Person not a party to this Agreement (a “Third Party”) shall notify a Party (the “Indemnified Party”) with respect to any claim that the Third Party intends to bring or has brought (a “Third Party Claim”) against the Indemnified Party and which gives rise or would give rise to a claim for indemnification against the other Party (the “Indemnifying Party”), then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, giving reasonably detailed particulars of the Third Party Claim.

6.6.2	The Indemnifying Party will have the right to (and shall, if so requested in writing by the Indemnified Party) assume and conduct the defence of the Third Party Claim at its sole cost provided that the Indemnifying Party first indemnifies and holds harmless the Indemnified Party (to the Indemnified Party’s reasonable satisfaction) against all costs and liabilities it may incur as a result of allowing the Indemnifying Party the right to assume conduct of the Third Party Claim and provided that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

6.6.3	Unless and until an Indemnifying Party assumes the defence of the Third Party Claim as provided in Clause 6.6.2, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

6.6.4	Notwithstanding Clause 6.6.3, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

6.6.5	In the event of a Third Party Claim being made, each Party, subject to the other Party agreeing to keep the same confidential and to use the same only in connection with the Third Party Claim, agrees to provide to the other Party (and its authorised employees and its professional advisers) all material technical, legal and financial information reasonably necessary or conducive to the proper defence of the Third Party Claim.

6.7	In this Clause 6, “indemnity” means indemnity on an after tax basis. Such indemnity payments shall be treated as an adjustment to the Consideration. On “an after tax basis” for the purposes of this Clause 6.7 shall mean that in calculating the amount of an indemnity there shall be taken into account:

6.7.1	the amount by which any liability for taxation of the party to be paid is actually increased as a result of the indemnity payment being received; and

6.7.2	any withholding tax suffered on the payment of indemnity payment so that if withholding tax is suffered, the payer shall pay such sum to the payee as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding and in the event that the payer becomes entitled to a credit or repayment in respect of such withholding tax, it shall pay to the payer such amount (not exceeding the credits or repayment) as will leave the payee in no worse position than if the withholding had not been suffered.

6.8	The ascertainment of all Obligations and Benefits in relation to the Interests under this Clause 6 will be calculated on an Accruals Basis.

7.	No Warranty

7.1	The Purchaser shall accept without enquiry, requisition or objection such title as the Seller may have to the Interests. The Interests are sold without any warranty or representation by the Seller whether as to title or any other matter whatsoever.

7.2	The Purchaser acknowledges that it has not relied on any representation or warranty (written or verbal) in entering into this Agreement and the Seller neither makes any representation nor gives any warranty in relation to the Interests and the Purchaser affirms and acknowledges that it has made its own independent assessment and evaluation of the matters covered by this Agreement and shall have no claim against the Seller relating hereto.

8.	Confidentiality and Announcements

8.1	The existence and terms of this Agreement and all information furnished or disclosed to the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement (“Confidential Information”) shall be held confidential by the Parties and shall not be divulged in any way by a Party to any third party without the prior written approval of the other Party provided that a Party may, without such approval, disclose such Confidential Information to:

8.1.1	any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants;

8.1.2	any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution;

8.1.3	any department, authority, ministry or agency of any government or other governmental authority lawfully requesting such information;

8.1.4	any court or arbitral tribunal of competent jurisdiction acting in pursuance of its powers;

8.1.5	any of its Affiliates upon obtaining a similar undertaking of confidentiality from such Affiliates;

8.1.6	the extent required by any applicable laws, or the requirements of any recognised stock exchange or the Securities and Exchange Commission in compliance with its rules and regulations; and

8.1.7	the extent that the terms of this Agreement become public knowledge or for any other reason cease to be confidential otherwise than through breach of this undertaking.

8.2	No Party shall, and each Party shall procure that none of its Affiliates shall, issue or make any public announcement or statement regarding this Agreement or its terms or any transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

9.	Costs and Expenses

9.1	Save as stated in Clauses 6.6 and 9.2, the Seller and the Purchaser shall each pay its and its Affiliates’ own costs, expenses, duties and Taxation, except as otherwise expressly agreed in writing, in relation to the preparation and execution of this Agreement, the documents contemplated hereby or executed pursuant hereto and any transactions contemplated by this Agreement.

9.2	The Purchaser shall be responsible for the payment in a timely fashion of any and all stamp duties and charges payable on or in respect of this Agreement, the Assignment Documents and any related agreements and in respect of its or their subject matter and any similar duties and charges wheresoever arising.

10.	Further Assurance

The Seller and the Purchaser shall co-operate with each other and execute and deliver to each other such other instruments and documents and take such other actions as may reasonably be requested from time to time in order to carry out, evidence and confirm their rights under, and the intended purpose of, this Agreement.

11.	Variation

The terms and conditions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

12.	Severance

Each provision contained in this Agreement shall be severable and distinct from each other provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

13.	Assignment

13.1	The Purchaser may assign its rights and obligations under this Agreement to an Affiliate, without the consent of the Seller.

13.2	Subject to Clause 13.1, none of the rights or obligations of a Party under this Agreement are assignable without the prior written consent of the other Party.

14.	General

14.1	If there is any conflict between the provisions of this Agreement and the provisions of the Assignment Documents, the provisions of this Agreement shall prevail.

14.2	So far as it remains to be performed, this Agreement shall remain in full force and effect notwithstanding Completion.

14.3	No waiver by the Seller or the Purchaser of any breach of a provision of this Agreement shall be binding unless made expressly and in writing and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

14.4	This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.5	This Agreement together with any document executed pursuant to this Agreement represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties (or any of them) with respect thereto and, to the fullest extent practicable under the relevant law, and without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

14.6	This Agreement may be executed in any number of counterparts and by the Parties on different counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute one and the same agreement.

14.7	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

14.8	The indemnities provided in this Agreement shall apply irrespective of cause and notwithstanding the negligence or breach of duty (whether statutory or otherwise) of the indemnified Party and shall apply irrespective of whether the basis for any claim is statutory in tort, under contract, or otherwise at law.

15.	Rights of Third Parties

15.1	The Seller’s Affiliates shall be entitled to enforce the rights and benefits created in their favour in this Agreement against the Parties in accordance with the Contracts (Rights of Third Parties) Act 1999. Save as provided above, the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded. The Parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Seller’s Affiliate which are directly enforceable against the Parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Seller’s Affiliate. Any Seller’s Affiliate entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the Parties and which may affect the rights or benefits of any such Seller’s Affiliate.

16.	Governing law

16.1	The construction validity and performance of this Agreement shall be governed by English law (other than choice of law rules) and the Parties hereby irrevocably submit to the exclusive jurisdiction of the English courts.

AS WITNESS whereof this Agreement has been signed by the duly authorised representatives of the Parties on the day and year first above written.

Schedule 1

Interests – Part 1

Licenses and other related information

Part A

Borj El Khadra Permit

(a)	Area/ Co-venturers /Seller’s Percentage Interest

		Seller’s Percentage
Area	Co-venturers	Interest
Borj El Khadra	Pioneer Natural
	Resources Tunisia
	Ltd.
	AGIPTunisia B.V.
	Lasmo Tunisia B.V.
	Talisman Expro Limited	10%

(b)	Operator – AGIP Tunisia B.V.

(c)	JOA – International Operating Agreement covering Borj El Khadra Block – Tunisia, effective date 1 September 1997

(d)	Interests Documents — See Part 2

Part B

Adam Concession

Area/ Co-venturers /Seller’s Percentage Interest

Area	Co-venturers	Seller’s Percentage Interest
Adam	Talisman Expro Limited	100%

(b)	Interests Documents — See Part 2

Interests – Part 2

Part A

	Date	Parties	Type of Document
1.	September 22, 1990	Permit Agreement between the State of Tunisia, and L’Enterprise Tunisienne (“ETAP”) and Elf Aquitaine Tunisie (“EAT”/”EHT”))	Permit and Specifications

2.	September 22, 1990	Permit Agreement between the Enterprise Tunisienne D’Activites Petrolieres (“ETAP”), and Elf Aquitaine Tunisie (“EAT”/”EHT”))	Contract of Association and Appendices (amended February 10, 2004-document in French)

3.	Extension letters June 5, 2002 May 27, 2003 November 5, 2004	”	”

4.	September 22, 1990	L’Enterprise Tunisienne (“ETAP”) and Elf Aquitaine Tunisie (“EAT”/”EHT”))	Partnership Agreement

5.	August 15, 1991	ETAP, EAT, and Phillips Petroleum Company Tunisia	Rider No.1 to Partnership Agreement

6.	(Consecutive to) August 15, 1991	ETAP, Phillips	Rider No.2 to Partnership Agreement (of February 12)

7.	May 15, 1997		Govt approval of transfer of all of EHT’s interest (25%) to Phillips

8.	September 1, 1997	Phillips Petroleum Company Tunisia, Lasmo Tunisia B.V. and Union Texas Maghreb, Inc.	International Operating Agreement

9.	December 26, 1997	Government of Tunisia, Enterprise Tunisienne D’Activites Petrolieres (“ETAP”), Phillips Petroleum Company Tunisia, Lasmo Tunisia B.V. and Union Texas Maghreb, Inc.	Modification No. 1 to Agreement of September 22, 1990

10.	September 20, 2000	Lasmo Tunisia B.V. and Paladin Expro Limited	Farm-in re Borj-El-Khadra License

11.	December 1, 2000	*****	Sale and Purchase Agreement

12.	September 17, 2001 (effective re transfer of Paladin Interest on September 20, 2000)	Lasmo Tunisia B.V., Gulf Canada Tunisia Ltd.. Lasmo Petroleum Company Tunisia and Paladin Expro Limited	Novation and Amendment of Operating Agreement

13.	February 5, 2002	****	Sale and Purchase Agreement

14.	May 8, 2002	****

15.	June 17, 2002	LPCT, AGIP Tunisia B.V., Gulf Canada Tunisia Ltd., Lasmo Tunisia B.V., Paladin Expro Limited	Novation and Amendment Agreement

16.	June 18, 2002	AGIP Tunisia B.V., Pioneer Natural Resources Tunisia Ltd., Gulf Canada Tunisia Ltd., Lasmo Tunisia B.V., Paladin Expro Limited	Novation and Amendment Agreement

Part B

	Date	Parties	Type of Document
1.	May 22, 2003	Letter Granting Concession
Letter amending letter
agreement of April 8,
2.	May 27, 2003	2003
3.	February 2, 2004	Societe Mediterraneenne De Trading (“SMT”)(Buyer) and Paladin Expro Limited (Seller)	Zarzaitine Crude Oil Term Agreement and Guaranty of SMT

Schedule 2

Working Capital

Part A

1.	Pursuant to Clause 3.2 of this Agreement, the working capital balance for each of the Interests shall be determined in accordance with the provisions of this Schedule, by:

1.1	adding together the amounts of the Cash Balances, VAT Receivable, Other Assets, Inventory (net of Inventory Provisions) and Underlifts (the “Positive Balance”) for each Interest; and

1.1	adding together the amounts of any overdraft balance, VAT Payable, Accruals, Other Liabilities and Overlifts (the “Negative Balance”) for each Interest; and

1.2	deducting each Negative Balance from each Positive Balance, and adding together the net balances.

2.	Elements

2.1	The elements of working capital shall comprise those items set out in the Exhibit to this Schedule, which items shall have the following meanings:

“Cash Balances” means cash balances held by the Joint Account at the Completion Date;

“VAT Receivable/Payable” means VAT due to/from the Joint Account but not recovered/paid at the Completion Date;

“Other Assets” means other assets due to the Joint Account but unpaid at the Completion Date;

“Inventory” means the value of inventory reflected in the Joint Venture Billings and equipment held at the onshore warehouse, vendors yards and offshore;

“Inventory Provisions” means both general and specific provision made for obsolete, slow moving or defective items of inventory as adopted by the Joint Account at the Completion Date and as set out in the Joint Venture Billings;

“Accruals” means the amounts accrued by the Joint Account but unpaid as at the Completion Date;

“Other Liabilities” means the other liabilities accrued by the Joint Account but unpaid as at the Completion Date;

“Joint Account” means any joint account held by the relevant Licence Operator in accordance with each of the JOAs and any relevant pipeline operating agreement;

“Overlift/Underlift” means, in relation to the interest of the Seller in a Field, the amount in barrels by which the aggregate amount of Oil, or NGL products in metric tonnes, or Gas as described in the hydrocarbon accounts prepared by the Field Operator, lifted by the Seller on and before the Completion Date exceeds (in the case of Overlift) or falls short of (in the case of Underlift) the aggregate amount of production entitlement on and before the Completion Date attributable to that interest. The Overlift/Underlift position of each Field at the Completion Date is set out in the relevant terminal accounts.

3.	Valuation of certain elements

For all elements of working capital, other than Overlift and Underlift, the figures shall be derived from the statements provided by the Licence Operator (Joint Venture Billings).

4.	Valuation of Overlift and Underlift for Crude Oil

The value of any Overlift/Underlift of a Field shall be taken to be the average price per barrel achieved from sales in the month prior to the Completion Date. Where no sales have occurred in the prior month then the actual sales in the months subsequent to the Completion Date as adjusted for the premium or discounts in current contracts will be used. In the case of Overlift, the resulting valuation will have deducted therefrom, any PRT net of CT paid or to be paid, by the Seller on such Overlift.

5.	Valuation of Overlift and Underlift for NGL Products

The value of any Overlift and Underlift of a Field shall be taken to be the average price per metric tonnes achieved from sales in the months subsequent to the Completion Date.

6.	Valuation of Overlift and Underlift for Gas Products

Overlift or Underlift gas entitlement balances present due to gas banking or daily nominations arrangements shall be determined with reference to the prevailing gas price invoiced in the prior month.

7.	Currency

Euro, GBP and other denominated amounts are to be translated into US Dollars at the applicable conversion rate.

Part B

Working capital balances shall be determined as set out above in respect of each of the Interests.

Exhibit

Form of Working Capital Statement

	100%
	Joint Venture	Interest
Interest	£	%	Interest Share £
	-	-
As per Joint Venture Billings
Cash
VAT receivable/payable
Other Assets
Inventory
Inventory Provisions
Accruals
Other Liabilities
	0		0

As per terminal accounts
TOTAL WORKING CAPITAL			0

SIGNED for and on behalf of	)
TALISMAN EXPRO LIMITED	) /s/ Jacquelynn F. Craw

SIGNED by ) PALADIN RESOURCES (MONTROSE) LIMITED ) /s/ Louise Cowie acting by its duly authorized attorney Louise Cowie SIGNED by	)
PALADIN RESOURCES (MONTROSE) LIMITED	) /s/ Louise Cowie
acting by its duly authorized attorney Louise Cowie